Exhibit 10.8

GROUND LEASE

CONSTRUCTION OF AIRPLANE HANGAR AND RAMP

MESABA AVIATION, INC.

THIS LEASE AGREEMENT, made and entered into this 18th day of May, 1990, by and between the County of Wayne, a Michigan Charter County, by and through its Chief Executive Officer, with principal offices located at 600 Randolph Street, Detroit, Michigan 48226, hereinafter referred to as the “LESSOR”; and Mesaba Aviation, Inc., a Minnesota corporation, with principal offices located at 7501 26th Avenue South, Minneapolis, Minnesota 55450, hereinafter referred to as the “LESSEE”;

WITNESSETH:

WHEREAS, LESSOR pursuant to the provisions of the Aeronautics Code of the State of Michigan, owns and operates the Detroit Metropolitan Wayne County Airport, located in the City of Romulus, County of Wayne, Michigan, hereinafter referred to as the “AIRPORT”; and

WHEREAS, LESSOR has the authority to lease land at the Airport and to grant rights and privileges with respect thereto; and

WHEREAS, LESSEE desires to lease certain land at the AIRPORT to construct an airplane hangar together with ramp and necessary facilities, upon the terms and conditions hereinafter provided; and

WHEREAS, LESSOR has financed the facilities to be constructed on the land leased hereunder, as well as certain facilities, by issuing $3,630,000 Special Airport Facilities Revenue Bonds Series 1990; and

WHEREAS, the lease of the facilities to be constructed thereon is the subject of a Special Facilities Lease entered into simultaneously with the execution of this Lease.

NOW, THEREFORE, in consideration of the premises and mutual undertakings of the parties hereto, it is agreed as follows:

1.                                       PREMISES

LESSOR, for and in consideration of the rents specified herein and the stipulations and covenants herein given on the part of LESSEE, by these presents does grant, demise and lease unto LESSEE for LESSEE’s exclusive use, and LESSEE does hereby hire and take from LESSOR the following land for the construction of an airplane hangar, ramp and related facilities, located at the Airport as delineated on Exhibit A.

Part of the Northwest 1/4 of the Northeast 1/4 and part of Northeast 1/4 of the Northwest 1/4 of Section 26, Town 3 South, Range 9 East, Romulus Township, Wayne County, Michigan.

More fully described as commencing at the North 1/4 corner of said Section 26; thence south 28 40’ 10” West 33.12 feet to the point of beginning; thence South 28 40’ 10” West 764.99 feet; thence North 61 19’ 50” West 710.00 feet; thence North 28 40’ 10” East 345.00 feet; thence North 87 15’ 55” East 276.31 feet parallel with the North line of said section 26 to the point of beginning; and subject to a 25 foot wide utility easement along the western lease line of such Premises. Containing approximately 394,000 square feet.

2.                                       USE OF PREMISES

A.                                   LESSEE shall have the right, subject to the terms, conditions and covenants set forth in this Lease to construct an airplane hangar, ramp and related facilities on the Premises and use the Premises for any and all purposes in connection with the operation by LESSEE of its air transportation business, and for no other purpose.

The ramp and connection to the taxiway to be constructed is normally the obligation of the LESSOR; however, since the LESSOR is not presently in a financial condition to provide the financing for the ramp and connector, the LESSEE may construct the ramp pursuant to a County permit and be reimbursed its direct engineering and construction not to exceed $550,000 plus cost of financing through rent credits, pro rata, in equal monthly payments over the five year period following completion of construction. The rent credits shall apply against leasehold obligations hereunder, and all landing fees or activity fees due the COUNTY from LESSEE’s use of the Airport.

Cost of construction shall include surveys, soil borings or testing, preliminary engineering, design engineering, construction, engineering and inspection, as well as the actual contract cost of construction.

3.                                       TERM

The lease term for the Premises shall commence upon the date the LESSEE enters upon, with permission of LESSOR, the site for commencement of construction of the facilities contemplated in the Special Facilities Lease and shall terminate at the date set for the termination of the Special Facilities Lease unless terminated earlier as provided herein. The date of commencement of this Lease shall be confirmed in writing between the parties. This Lease shall be extended for an additional five (5) year period if the Special Facilities Lease is extended for an additional five (5) year period.

The rental rates for such extension period for the building, ramp, parking area and unimproved areas shall be comparable to those rates in effect at the time of such extension for similar premises on the Airport.

4.                                       RENTAL AND SECURITY DEPOSIT

1.                                       Rental: As consideration for LESSEE’s preferential use of the ramp and connection to the taxiway, LESSEE shall pay LESSOR an annual rental based upon the following schedule:

Rental Rate
Year	Per Sq. Foot
1990	$.05
1991	$.10
1992	$.15
1993	$.20
1994	$.25
1995 & thereafter	$.30

The rental rate shall be subject to adjustment on January 1, 1996 and on January 1st each year thereafter during the term of this lease in accordance with the increase in the index of hourly earnings as described hereafter using November 1, 1995 as the base. The annual ramp rental for the first year beginning 1990 shall be one thousand eight hundred forty five Dollars ($1,845.00) payable in equal monthly installments of one hundred fifty three dollars and seventy five cents ($153.75).

2.                                       As consideration for LESSEE’s exclusive use of the balance of the Premises, LESSEE shall pay LESSOR an annual rental of seventy one thousand four hundred twenty dollars and no cents ($71,420.00) payable in equal monthly installments of five thousand nine hundred fifty one dollars and sixty-seven cents ($5,951.67) which rental is based upon an initial rate of twenty cents ($.20) per square foot per year and the total number of square feet of the Premises. The annual rental shall be subject to adjustment on January 1, 1991 and January 1 each year thereafter during the term hereof in accordance with the following:

On January 1, 1991, the aforesaid rental rate of twenty cents ($.20) per square foot per year shall be increased or decreased, as the case may be, by a percentage which shall be the same as the percentage increase or decrease during the period commencing November 1, 1990, in the Index of Average Hourly Earnings Excluding Overtime, of Production Workers on Manufacturing Payrolls, as published by the Bureau of Labor Statistics of the United States Department of Commerce (or if this index is no longer published, then the most nearly comparable published index of such hourly earnings). The amount calculated shall be rounded off to the nearest one-half cent to determine the adjusted rental rate per square foot which shall be the basis for computing the annual rental for the year commencing January 1, 1991. On January 1, 1992, and on the same date each year thereafter during the Term hereof, the rental rate per square foot shall be adjusted and the annual rental for the ensuing year increased or decreased, as the case may be, in the same manner as set forth above, based on the percentage increase or decrease in the aforesaid index of hourly earnings during the immediately preceding twelve (12) month period ending October 31.

5.                                       CONSTRUCTION OF FIXED IMPROVEMENTS

LESSEE shall construct upon the Premises a Hangar and related facilities for use in the LESSEE’s air transportation business, and a ramp immediately adjacent to the Premises provided that the cost of constructing the fixed improvements shall not be less than three million dollars ($3,000,000.00).

6.                                       MAINTENANCE OF PREMISES

LESSEE shall keep and maintain the Premises, including appropriate landscaping, in a sanitary and sightly condition. In the event LESSEE fails to perform any obligation required by this section within thirty (30) days after written notice from LESSOR so to do, LESSOR may enter upon the Premises and perform such obligation, and charge LESSEE the reasonable cost and expense thereof. LESSEE shall pay LESSOR such charge in addition to any other amounts payable by LESSEE pursuant to this lease.

LESSEE agrees to remove, or cause the removal of, at its own expense, from the Premises, all waste, garbage and rubbish; and agrees not to deposit same on any part of the Airport, except that LESSEE may deposit same temporarily within the Premises in connection with collection or removal thereof.

7.                                       QUIET ENJOYMENT

LESSOR covenants and agrees that, at and until the granting and delivery of this Lease, it is well seized of the Premises and has good title thereto, free and clear of all liens and encumbrances having priority over this Lease; and that LESSOR has the right and authority to lease the same as herein set forth. LESSOR further covenants that all things have happened and been done to make its granting of said Lease effective; and, except as otherwise specifically provided in this Lease, LESSOR warrants to LESSEE peaceful possession and quiet enjoyment of the Premises during the term hereof, except for aircraft noise generated in the normal use of the Airport, upon performance of LESSEE’s covenants herein.

8.                                       INDEMNIFICATION

LESSEE agrees to defend, indemnify and hold LESSOR harmless from any and all claims or against all liability for injuries to persons or damage to property arising out of LESSEE’s use and/or occupancy of the Premises or fixed improvements thereon; provided, however, that LESSEE shall not be liable for any injury, damage or loss caused by the sole negligence of LESSOR or by the joint and/or several negligence of LESSOR and any persons other than LESSEE; provided further, that each of the parties shall give to the other party prompt and timely notice of any claim made or suit instituted which in any way directly or indirectly, contingently or otherwise, affects or might affect either party.

9.                                       SALE, ASSIGNMENT, TRANSFER, OR SUBLEASE

LESSEE shall not sell, assign, or transfer this lease, or sublet the Premises or any part thereof without the prior written consent of LESSOR; provided, however, such consent shall not be withheld for any assignee of LESSEE under the Special Facility Lease and consent will not be withheld if the purchaser, assignee, transferee or sublessee be a parent or subsidiary of LESSEE or closely allied to LESSEE by merger, consolidation or amalgamation; and LESSEE shall have the right to mortgage and assign all of its rights under this lease to a lending institution (the “Mortgagee”) as security for the financing necessary to carry out the construction of the facilities hereinabove described (herein the “Leasehold Mortgage”) and provided further, that in such case LESSEE, as seller, assignor, transferor or sublessor, shall continue to be guarantor for the good and faithful performance of all terms, conditions and covenants contained herein; and the Mortgagee shall have the right to sell LESSEE’s leasehold interest to a purchaser at a foreclosure sale of LESSEE’s interest under this lease pursuant to the Leasehold Mortgage; and the LESSEE shall have the right to assign LESSEE’s rights under this lease to the Mortgagee in lieu of such foreclosure; and the LESSEE or the Mortgagee shall have the right to assign LESSEE’s rights under this lease to a third party in connection with or in lieu of a foreclosure; upon acquisition by the Mortgagee of LESSEE’s interests under this lease by foreclosure or deed in lieu of foreclosure, and upon acquisition by a purchaser from the Mortgagee of LESSEE’s interests in this lease, LESSOR agrees to recognize the Mortgagee or such purchaser, as the case may be, as the LESSEE under this lease. Mortgagee and/or such purchaser, as successor to LESSEE’s interest in this lease, shall not be personally liable for any of the obligations of LESSEE under this lease accruing prior to the date of becoming the LESSEE. In any event, the Mortgagee or any such purchaser shall use the Premises solely for airport transportation purposes.

10.                                 ENCUMBRANCES

LESSEE, upon prior written approval of the LESSOR may encumber as collateral or security its leasehold estate and Fixed Improvements by mortgage or conditional assignment of this lease as security, providing the same shall provide for payment of the indebtedness thereby secured not later than the date of expiration of the primary term of this lease. In such event, the Mortgagee may deliver to LESSOR written notice showing the amount of the obligation secured by such Leasehold Mortgage, the date of the maturity of the indebtedness thereby secured, and the name and post office address of such Mortgagee. In the event such notice shall be given, then and thereafter, the LESSOR shall serve on such Mortgagee by certified mail, at the address given or any address thereafter given, a copy of every notice served by LESSOR upon LESSEE in the event of nonperformance or default of any term, condition or covenant hereof, during the existence of such Leasehold Mortgage and the following rights and benefits under this lease shall inure to, and be enforceable by such Mortgagee:

A.                                   Right to Cure: In the event of nonperformance or default of any term, condition or covenant hereof to be kept and performed by LESSEE during the existence of any such Leasehold Mortgage, the Mortgagee shall have the right, within thirty (30) days after the expiration of the time limit prescribed in the nonperformance or default notice to LESSEE, to perform and comply with all the terms, conditions and covenants of this lease to be kept and performed by LESSEE, and to make all payments required of LESSEE by this lease and by so doing thus cure and remove any such nonperformance or default as if the same had been done and performed by LESSEE. If the nature of the nonperformance or default is such that it cannot be cured within thirty (30) days after the expiration of the time limit prescribed in the nonperformance or default notice to LESSEE, the Mortgagee shall be deemed to have cured such nonperformance or default if it has commenced performance and thereafter diligently prosecutes same to completion, or diligently pursues foreclosure proceedings or the obtaining of a deed in lieu of foreclosure with respect to LESSEE’s interest in the Premises. The LESSOR will permit the Mortgagee to enter upon the Premises and will accept performance by the Mortgagee of any covenant, agreement or obligation of LESSEE with the same effect as though performed by LESSEE in order to permit any specific default to be cured by the Mortgagee.

B.                                     Rights on Termination of LESSEE’s Interest.

If LESSEE’s interests under this lease shall be terminated as a result of the rejection or disaffirmance of this lease pursuant to bankruptcy law or other law affecting creditor’s rights, or if this lease shall be terminated on account of a default which is not capable of being cured by the Mortgagee, LESSOR hereby irrevocably agrees to permit the assumption by the Mortgagee, or any party designated by the Mortgagee, of LESSEE’s interest under this Lease, for the remainder of the term of this lease, effective as of the date of such rejection, disaffirmance, or termination, with the same force and effect and as if this Lease had not terminated as to LESSEE, provided that the Mortgagee or such designee shall provide for use of the Premises solely for airport transportation purposes. In order for such an assumption to be effective, the Mortgagee must so indicate in writing to LESSOR within 60 days after the effective date of such rejection, disaffirmance, or termination, as the case may be, and the Mortgagee shall have cured all defaults under this lease which can be cured by the payment of money and shall have paid to LESSOR all rent, fees and other charges which would, at the time of such assumption, be due and payable by LESSEE under this lease but for such rejection, disaffirmance or termination. If the Mortgagee (or its designee) elects to assume the lease under this paragraph B then, as of the date of such assumption, the lien of the Leasehold Mortgage shall attach to the interests of the lessee under this lease if the lessee is someone other than the Mortgagee. The attaching of the lien of the Leasehold Mortgage to the interests of the lessee under this lease shall be without loss of priority, so that the Mortgagee at all times has a first lien on the interests in question. The provisions of this paragraph B shall survive the rejection, disaffirmance or termination of the Special Facilities Lease or this lease and shall continue in full effect thereafter inasmuch as this provision is entered into for the benefit of the Mortgagee, may be relied upon by the Mortgagee and constitutes a separate and independent contract made by LESSOR for the benefit of the Mortgagee as third party beneficiary. From the effective date of such rejection, disaffirmance, or termination of this lease to the date of the assumption of this lease, the Mortgagee may use and enjoy the benefits of this lease without hindrance by LESSOR so long as the Mortgagee shall continue to make all payments due and owing under this lease.

C.                                     Consent of Mortgagee. No amendment, voluntary surrender or modification of this lease shall be valid or binding unless consented to in writing by the Mortgagee. The Mortgagee shall be a third party beneficiary of all provisions of this lease providing rights to the Mortgagee and such provisions shall be deemed to have been entered into for the benefit of the Mortgagee and shall be enforceable by the Mortgagee.

11.                                 CANCELLATION BY LESSOR

LESSOR shall have the right to cancel this Lease upon thirty (30) days’ advance written notice to LESSEE, except under Subsection A, hereof, in which case the notice shall be seven (7) days, at any time after the occurrence of any one or more of the following events of default:

A.                                   Nonpayment of rentals or other sums due LESSOR and failure of LESSEE to remedy the default within ten (10) calendar days after the date of registered mailing of written notice from LESSOR of the existence of such nonpayment.

B.                                     Breach of any covenant or provision of this Lease by LESSEE, except as provided in Subsection A above, and failure of LESSEE to remedy such breach within thirty (30) calendar days from the date of registered mailing to LESSEE of written notice from LESSOR of the existence of such breach, or, if the breach is of such character as to require more than thirty (30) days to remedy, then failure of LESSEE within said thirty (30) day period to commence and thereafter proceed diligently to remedy such breach.

C.                                     Institution of voluntary bankruptcy by LESSEE or the appointment of a trustee in involuntary bankruptcy by a court of competent jurisdiction.

D.                                    Assignment by LESSEE for benefit or creditors.

E.                                      The occurrence of an Event of Default under the Special Facilities Lease and acceleration of the Special Airport Facilities Revenue Bonds described in that Lease; provided, however, that the curing of such Event of Default under the Special Facilities Lease shall constitute a curing of the Event of Default described in this paragraph 11E.

F.                                      Cancellation, expiration, or termination of the Special Facilities Lease, between the LESSOR and LESSEE without extension or renewal according to its terms.

12.                                 CANCELLATION BY LESSEE

LESSEE shall have the right upon thirty (30) days’ advance written notice to LESSOR to cancel this Lease at any time after the occurrence of one or more of the following events of default:

A.                                   Issuance by any court of competent jurisdiction of any injunction substantially restricting the use of the Airport for airport purposes and the remaining in force of said injunction, whether permanent or temporary, for a period of ninety (90) days.

B.                                     Breach by LESSOR of any covenant or provision of this Lease and failure of LESSOR to remedy such breach within thirty (30) calendar days from the date of registered mailing to LESSOR of written notice from LESSEE of the existence of such breach, or, if the breach is of such a character as to require more than thirty (30) days to remedy, then failure of LESSOR within said thirty (30) day period to commence and thereafter proceed diligently to remedy such breach.

C.                                     The assumption by the United States Government or any authorized agency thereof, or any other governmental agency, of the operation, control or use of the Airport facilities or any substantial part, or parts thereof in a manner as substantially to restrict LESSEE’s operations for a period of ninety (90) days or more.

13.                                 WAIVER OF DEFAULT

No waiver by the parties hereto of any default or breach or any term, condition, or covenant of this Lease shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition, or covenant contained herein.

14.                                 FEDERAL GOVERNMENT AGREEMENT

This Lease shall be subordinate to the terms, conditions, and covenants of any existing or future agreements between LESSOR and the United States of America relative to the operation and maintenance of the Airport, the execution of which has been or may be required as a condition precedent to the expenditure of federal funds for the development of the Airport.

15.                                 NATIONAL EMERGENCY

All terms, conditions, and covenants of this Lease shall be subordinate to the rights of the United States of America to lease or otherwise assume control over the Airport or any part thereof during time of war or national emergency for military or naval use, and any terms, conditions, and covenants of this Lease inconsistent with the terms, conditions, and covenants of such agreement with the United States of America shall be suspended thereby.

16.                                 AIRPORT DEVELOPMENT

LESSOR reserves the right to further develop and improve the Airport, including, without limiting the generality hereof, its landing areas, regardless of the desires or view of LESSEE in this regard and without interference or hindrance by LESSEE, and free from any liability to LESSEE for interference with its activities or liability for loss of business indirectly occurring to LESSEE as a result of such development or improvement. Any direct interference with LESSEE’s use of the Premises will be a breach of Section 7 hereof.

17.                                 COMPLIANCE WITH LAWS, RULES AND REGULATIONS

LESSEE shall comply with any and all rules and regulations adopted by LESSOR with respect to use of the Airport. It shall also comply with all applicable federal and state laws and regulations. LESSEE shall, at its own expense, obtain any and all lawfully required governmental licenses and permits and pay all assessed service charges necessary for such use.

Pursuant to LESSOR’s authority under the Michigan Aeronautics Code to grant and regulate the Airport, the terms and conditions of this Lease and the Airport Rules and Regulations shall take precedence over, and shall govern the parties hereto to the exclusion of, any local governmental law or ordinance in conflict therewith.

18.                                 TAXES

LESSEE shall pay all taxes, if any, lawfully imposed upon LESSEE’s interests in the Premises, the improvements located thereon, and the conduct of LESSEE’s operations on the premises leased hereunder at the Airport; provided, however, LESSEE shall not be deemed to be in default of its obligation under this section for failure to pay taxes pending the outcome of any legal proceeding instituted to determine the validity of such taxes.

19.                                 PROTECTION OF AERIAL APPROACHES

LESSOR reserves the right to take any action it considers necessary to protect the aerial approaches of the Airport against obstruction, together with the right to prevent LESSEE from erecting or permitting to be erected, any building or other structure on the Airport which, in the opinion of LESSOR, would limit the usefulness of the Airport or constitute a hazard to aircraft.

20.                                 COVENANTS AGAINST DISCRIMINATION

A.                                   Covenant Pursuant to Requirements of the Department of Transportation: LESSEE for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that (1) no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that in the construction of any improvements on, over or under such land and in the furnishing of services thereon, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that LESSEE shall use the premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-assisted Programs of the Department of Transportation - Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended.

In the event of breach of any of the above nondiscrimination covenants, LESSOR shall have the right to terminate the lease and to reenter and repossess said land and the facilities thereon, and hold the same as if said lease had never been made or issued.

B.                                     Employment: In accordance with 1976 Public Act of Michigan No. 453, the parties hereto covenant not to discriminate against an employee or applicant for employment with respect to hire, tenure, terms, conditions, or privileges of employment, or a matter directly or indirectly related to employment because of race, color, religion, national origin, age, sex, height, weight, or marital status, and to require a similar covenant on the part of any sublessee hereunder and any subcontractor employed in the performance of this lease.

21.                                 SIGNS

LESSEE shall not place any signs, posters, or advertising devices whatsoever on, within, or about the Airport, or the Premises, or improvements therein, without the prior written approval of the Director of Airports.

22.                                 SECTION HEADINGS

Section headings contained herein are for convenience and reference, and are not intended to define or limit the scope of any provision of this Lease.

23.                                 SURRENDER OF POSSESSION

Upon the expiration or earlier termination or cancellation of this Lease, subject to the rights of the Mortgagee under Section 10 hereof, LESSEE shall forthwith surrender possession of the Premises and all fixed improvements situated therein in good condition, normal wear and tear excepted.

24.                                 CHOICE OF LAW AND FORUM

This Lease shall be construed and enforced according to the laws of the State of Michigan. Any action in regard hereto or arising out of the terms and conditions hereof shall be instituted and litigated in the courts of the State of Michigan and in no other. In accordance herewith, the parties hereto submit to the jurisdiction of the courts of the State of Michigan.

25.                                 INVALID PROVISION

In the event that any term, condition or covenant herein contained is held to be invalid by any court of competent jurisdiction, the same shall be deemed to be severed, but this Lease shall remain in force and effect provided that the invalidity of such term, condition or covenant does not materially prejudice either LESSOR or LESSEE in their respective rights and obligations contained in any valid term, condition or covenant of this Lease.

26.                                 NOTICES

All notices, communications, statements or payments required by this Lease shall be sent to the following addresses (or such other addresses as the party receiving notice may designate by written notice to the other party):

A.                                   DETROIT METROPOLITAN WAYNE COUNTY AIRPORT (LESSOR)

L.C. Smith Terminal, Mezzanine

Detroit, MI 48242

ATTN:  Director of Airports

B.                                     MESABA AVIATION, INC.

7501 26th Avenue South

Minneapolis, MN 55450

ATTN:  President

Parties hereto shall give written notice of any change of address.

27.                                 ISSUANCE OF BONDS

If for any reason the Special Facilities Lease is not executed and delivered by the Lessor, or the above-referenced Bonds are not authorized and issued by the Lessor, then this Lease shall be void and of no effect.

IN WITNESS WHEREOF, The parties hereto have caused this lease to be executed on their behalf by their respective duly authorized officers, their corporate seals to be hereunto affixed and attested by their proper corporate officers, all as of the day and year first above written.

COUNTY OF WAYNE

Attest:		CHIEF EXECUTIVE OFFICER

/s/ Edward H. McNamara
Edward H. McNamara

COUNTY COMMISSION

Approved and Execution Authorized by Resolution

dated:

MESABA AVIATION, INC.

Attest:	By	/s/ Robert D. Swenson

Its President

	By	/s/ Kenneth P. Bronson

Its Vice President, Finance

CERTIFICATION

I, Lawrence E. McCabe, Vice President, Corporate and Government Affairs for Mesaba Aviation, Inc., do hereby certify that
(office and/or title)

Robert D. Swenson and Kenneth P. Bronson, the aforesaid signatory(ies) to this agreement hold the office(s) of President,
Vice President, Finance, respectively, in Mesaba Aviation, Inc. and is/are fully empowered by its Articles, Bylaws, Rules and Regulations, Resolution of the Board of Directors, or other lawful action (delete whichever is not applicable) to execute and bind Mesaba Aviation, Inc. as a party to the above agreement.

IN TESTIMONY WHEREOF, I have hereunto set my hand at Detroit, MI, this 17th day of May A.D., 1990.

/s/ Lawrence E. McCabe
Signature

NOTE:            An individual signing the agreement should not sign this certificate.

ADDENDUM 1

NON-DISCRIMINATION, AFFIRMATIVE ACTION

As part of the consideration for entering into and carrying out the terms of this contract, the contracting party agrees to the following programs:

Non-Discrimination:

The contracting party in accordance with 1976 PA 453 and the Fair Employment Practices Resolution of the Wayne County Board of Commissioners of April 14, 1970, will not discriminate against any employee or applicant for employment because of race, religion, color, national origin, age or sex, and shall require similar covenants on the part of any party it contracts with in connection with or arising out of this contract.

Affirmative Action:

I.                                         The contracting party shall take affirmative action that the Non-Discrimination program shall apply to employment, selection for training (including apprenticeship), upgrading, demotion or transfer, recruitment or recruiting advertising, lay-off or termination, rates of pay or other forms of compensation.

The contracting party will, in all solicitations or advertisements for employees placed by or on behalf of the contracting party, state that all qualified applicants will receive consideration for employment without regard to race, religion, color, national origin, age, or sex.

The contracting party will send to each labor union or representative of workers with which the contracting party has a collective bargaining agreement or other contract or understanding, a notice advising the said labor union or worker’s representative of the contracting party’s commitments under this contract.

The contracting party will comply with all published rules, regulations, directives, and orders of the Michigan Civil Rights Commission and of the Wayne County Office of Human Relations relevant to Section 4, Act No. 251, Public Acts of 1955, as amended, and to the Wayne County Fair Employment Practices resolution attached hereto and made a part hereof.

The contracting party will furnish and file compliance reports within such time and upon such forms as provided by the Wayne County Office of Human Relations. Said forms may also elicit information as to the practices, policies, programs, and employment statistics of each subcontractor as well as the contracting party, and the contracting party

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will permit access to his books, records, and accounts by the Wayne County Office of Human Relations and/or its agent, for purposes of investigation to ascertain compliance with this contract and with rules, regulations, and orders of the Michigan Civil Rights Commission and of the Wayne County Office of Human Relations relevant to Section 4, Act No. 251, Public Acts of 1955, as amended, and the attached Wayne County Fair Employment Practices Resolution.

The contracting party will include, or incorporate by reference, the provisions as set forth herein in every subcontract or purchase order unless exempted by the rules, regulations or orders of the Wayne County Office of Human Relations and will provide in every subcontract or purchase order that said provisions will be binding upon each subcontractor or seller and agrees to provide a listing of subcontractors to the Wayne County Office of Human Relations and only contract with contractors or vendors who are in compliance or have an affirmative action program approved by the Wayne County Office of Human Relations.

The contracting party will, when recruiting, recruit in the minority group community for employees.

The contracting party will issue a statement of policy regarding equal employment opportunity and its communication to all personnel involved in recruitment, hiring, training, assignment, and promotion.

The contracting party and each contractor must present evidence of being in compliance with the above equal employment opportunity provisions as certified by the Wayne County Office of Human Relations. Prime contractors and subcontractors will only be considered eligible to do business with the County if they have been approved as being in compliance or as having an approved affirmative action program. Any contractor not having such approvals should procure such approvals from the Wayne County Office of Human Relations, 600 Randolph, Fifth Floor, Detroit, Michigan 48226.  It shall be the responsibility of the contracting party to contract only with subcontractors that are so approved.

II.                                     The Wayne County Office of Human Relations, through its Contract Compliance Program and authorized representatives, shall investigate the employment practices of any Wayne County contractor or subcontractor to determine whether or not the contractual undertakings in regard to ensuring equal employment opportunities and affirmative action have been carried out in accordance with the procedures herein set forth.

The Wayne County Office of Human Relations shall receive and investigate or cause to be investigated complaints by employees or prospective employees of any County contractor or subcontractor which

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allege actions contrary to the contractual undertakings of the contractor or subcontractor.

The Office of Human Relations shall use its best efforts, directly and through the contracting departments, other interested Federal, State, and local agencies, contractors, and all other available instrumentalities, to cause any labor union engaged in work under County contracts or any agency referring workers or providing or supervising apprenticeship or training for or in the course of such work to cooperate in the implementation of the purposes of the equal employment and affirmative action provisions of the County contract. The Wayne County Office of Human Relations shall, in appropriate cases, notify the United States Equal Employment Opportunity Commission, the United States Department of Justice, Michigan Civil Rights Commission, Attorney General or other appropriate Federal agencies, whenever it has reason to believe that the practices of any such labor organization or agency violates Title VI or Title VII of the Civil Rights Act of 1964, Act No. 251, Public Acts of 1955 as amended, or the Fair Employment Practices Resolution of the County of Wayne and such other relevant legislation as hereafter may be enacted by the Congress of the United States of America, the State of Michigan, or the County of Wayne.

The Wayne County Office of Human Relations may hold such hearings, public or private, as it may deem advisable for compliance, enforcement or educational purposes. Prior to the holding of said hearings, a statement of charges shall be made available to the contractor or subcontractor being charged, ten days prior to any scheduled hearing.

III                                    Sanctions and Penalties - Where the Wayne County Office of Human Relations finds that a contractor or subcontractor has failed to comply with the equal employment opportunity and affirmative action provisions of its contract, the Office of Human Relations may:

(a)                                  Publish, or cause to be published, the names of contractors or unions which it has concluded have complied or have failed to comply with the provisions of said contract.

(b)                                 Recommend to the Prosecutor’s Office that appropriate redress be sought for breach of contract.

(c)                                  Recommend that the Contracting Department cancel, terminate, suspend, or cause to be cancelled, terminated, or suspended, any contract, or any portion or portions thereof, for failure of the contractor or subcontractor to comply with the nondiscrimination provisions of the contract. The Division of Human Relations may recommend that a contract be conditioned upon implementation of

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a program for future compliance approved by the Office of Human Relations.

(d)                                 Recommend that any Contracting Department refrain from entering into further contracts, or extensions or other modifications of existing contracts, with any noncomplying contractor, until such contractor has satisfied the Office of Human Relations that such contractor has established and will carry out personnel and employment policies in compliance with the provisions of its contract.

IV.           Whenever a Contracting Department cancels or terminates a contract, or whenever a contractor has been disqualified from further County contracts because of noncompliance with the contract provisions with regard to affirmative action to provide equal employment opportunity, the Office of Human Relations shall promptly notify the Chief Executive Officer and the Wayne County Commission.  Upon a decision by the Office of Human Relations, said parties of Interest may have the right to appeal to the Chief Executive Officer and the Wayne County Commission.

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